Exhibit 99.3

Maxtor Corporation

c/o Seagate Technology

920 Disc Drive

Scotts Valley, CA 95066

May 12, 2009

Notice to Holders of Maxtor Corporation 5.75% Convertible Subordinated Debentures Due 2012

Regarding Merger with Seagate Technology (US) Holdings, Inc.

CUSIP Number:

577729 AA 4*

Maxtor Corporation, a Delaware corporation (the “Company”) and U.S. Bank National Association, as successor Trustee (the “Trustee”), are parties to that certain Indenture, dated as of March 1, 1987, (the “Indenture”), as supplemented and amended by that First Supplemental Indenture, dated as of January 11, 1996, concerning the Company’s 5.75% Convertible Subordinated Debentures due 2012 (the “Notes”). This Notice is being delivered to the Trustee and the Holders of the Notes pursuant to Section 1306 of the Indenture. Capitalized terms used but not otherwise defined in this Notice have the meanings given to them in the Indenture.

Notice is hereby given that:

1. The Company intends to enter into transactions (the “Transactions”) pursuant to which, on or about June 1, 2009, the Company will assign all of its assets and merge with and into its parent, Seagate Technology (US) Holdings, Inc., a Delaware corporation (“Holdings”), a wholly owned indirect subsidiary of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”).

2. Pursuant to the Transactions, Holdings will continue as the surviving and continuing corporation and succeed to and assume all the rights and obligations of the Company under the Notes and the Indenture and in accordance with the Delaware General Corporation Law.

3. In connection with the Transactions, Parent will irrevocably and fully and unconditionally guarantee on a subordinated basis all of Holdings’ obligations under the Notes and the Indenture as assumed from the Company.

4. The Company expects the Transactions to become effective on or about June 1, 2009.

*	The CUSIP number is included solely for convenience. The Company shall not be responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness with respect to the Notes or as indicated in this Notice.

IN WITNESS WHEREOF, Maxtor Corporation caused this Notice to be executed in its name and on its behalf by its duly authorized officers on the date first written above.

MAXTOR CORPORATION

By:	/s/ PATRICK J. O’MALLEY
Name:	Patrick J. O’Malley
Title:	President

By:	/s/ KENNETH M. MASSARONI
Name:	Kenneth M. Massaroni
Title:	Corporate Secretary, General Counsel and Senior Vice President

cc:	U.S. Bank National Association
550 S. Hope Street, 5th Floor
Los Angeles, California 90071
Attn: Paula Oswald, Account Officer

U.S. Bank National Association
One California Street, Suite 2100
San Francisco, California 94111
Attn: Andrew Fung, Account Officer

[Maxtor signature page to Notice to Holders of 5.75% notes]